Exhibit 99.1

AAON Reports Strong Third Quarter 2025 Results Driven by Operational Improvements and Share Gains

Q3 Highlights
(All comparisons are year-over-year, unless otherwise noted)

•Operations improved sequentially, driven by continued demand, improved ERP efficiency and increased production throughput
◦Net sales up 17.4% to $384.2 million
◦GAAP diluted EPS of $0.37 down year-over-year 41.3%, up sequentially 94.7%
•Robust bookings trends of both AAON- and BASX-branded equipment point to continuing market share gains
◦Record backlog of $1.32 billion up year-over-year 103.8% and up sequentially 18.1%

TULSA, Okla., November 6, 2025 - AAON, INC. (NASDAQ-AAON), a leader in high-performing, energy-efficient HVAC solutions that bring long-term value to customers and owners, today announced its results for the third quarter of 2025.

The quarter demonstrated robust underlying demand across both AAON and BASX brands. Total backlog reached a record $1.32 billion, up 103.8% year-over-year and 18.1% sequentially, with particularly solid momentum in data center applications. National account bookings increased 96% in the quarter and 92% year-to-date, reflecting continued market share gains despite softness in the broader nonresidential construction market.

Third Quarter 2025 Results

Net sales for the third quarter of 2025 increased 17.4% to $384.2 million, from $327.3 million in the third quarter of 2024. BASX-branded sales rose 95.8% to $124.8 million, driven primarily by increased demand of liquid cooling equipment for data center applications. AAON-branded sales decreased year-over-year 1.5% to $259.5 million, but rose 28.1% sequentially, reflecting steady production momentum at the Tulsa, Oklahoma, facility. Bookings for both brands remained solid, led by the BASX brand, which saw a 119.5% increase in backlog. AAON-branded bookings were roughly flat with the prior-year period.

Gross profit margin in the quarter was 27.8%, down from 34.9% in the prior-year period but up sequentially from 26.6%. The year-over-year contraction primarily reflected operational inefficiencies associated with the Enterprise Resource Planning ("ERP") system implementation and unabsorbed fixed costs at the new Memphis facility. Sequential improvement in gross margin was driven by higher production volumes at the AAON Oklahoma and AAON Coil Products segments and continued progress in optimizing use of the new ERP system.

Earnings per diluted share were $0.37, down year-over-year 41.3%, but up sequentially by 94.7%.

“Our third quarter results demonstrate the enduring demand for our products and reflect continued share gains, margin improvement and steady progress toward our operational goals, with notable sequential improvement in several key areas,” said AAON President and CEO Matt Tobolski. “Most notably, we achieved significant gains in production throughput at our Longview, Texas, facility, reflecting continued progress implementing our new ERP system. Production of AAON-branded equipment at the Longview facility improved each month during the quarter, reaching 90% of target in September and exceeding that level in October. Operational gains at both facilities contributed to an 28.1% increase in AAON-branded equipment sales from the prior quarter.

“We are also making tremendous progress with our BASX brand as we broaden our reach in the data center market and continue to deliver industry-leading air-side and liquid cooling solutions. Production of liquid cooling equipment has increased substantially since earlier in the year. We’re optimizing operations in Redmond, Oregon, and continue to invest in expanding production at our new Memphis, Tennessee, facility to support the significant growth and margin expansion potential for our data center cooling products. We remain on track to add substantial production capacity by year-end, ensuring we can meet growing customer demand and continue driving operational excellence.

“As we enter the last quarter of the year, we remain confident in the progress we are making and the momentum we have built. Backlogs for both brands remain strong, bookings continue to trend positively, and we are making steady strides in expanding production capacity. In addition, we are achieving substantial gains in ERP system integration and have a clear path for continued operational excellence and growth as we further scale production and complete future ERP rollouts. Collectively, these initiatives are enhancing the strength of the Company, driving higher operational efficiency, and positioning us to capture additional growth.”

Segment Results

AAON Oklahoma

	Three Months Ended
(in thousands)	September 30, 2025	June 30, 2025	September 30, 2024
Net sales	$238,748	$185,120	$228,887

Gross profit	$75,229	$50,883	$84,119
Gross profit margin	31.5%	27.5%	36.8%

Net sales for the AAON Oklahoma segment totaled $238.7 million, a 4.3% increase year-over-year, reflecting a larger starting backlog and enhanced production throughput that supported higher backlog conversion. With minimal external challenges during the quarter, the team was able to focus on hiring, training, and increasing production output.

Gross margin at the segment was 31.5%, down from 36.8% in the third quarter of 2024, but up 400 basis points from the prior quarter. The year-over-year decrease was primarily driven by incremental overhead expenses of $4.5 million related to our new plant in Memphis, as well as a temporary mismatch in timing between higher material costs associated with tariffs and the benefit from our 6% tariff surcharge, which has not yet been realized.

AAON Coil Products

	Three Months Ended
(in thousands)	September 30, 2025	June 30, 2025	September 30, 2024
Net sales	$70,246	$58,465	$35,232

Gross profit	$11,332	$12,863	$12,421
Gross profit margin	16.1%	22.0%	35.3%

Net sales for the AAON Coil Products segment totaled $70.2 million, up 99.4% compared to the same period last year. The year-over-year increase was fully driven by $46.5 million in BASX-branded liquid cooling product sales, a category that was not in production during the prior-year period. AAON-branded products declined $10.9 million due to disruptions related to the ERP system transition. However, these disruptions were much less compared to the prior quarter, reflecting improved utilization of the new ERP system and a 36.2% sequential increase in AAON-branded sales.

Gross margin at the segment was 16.1%, down year-over-year from 35.3% and sequentially from 22.0%. Despite the sequential improvement in throughput, gross margin declined sequentially, reflecting several discrete items that collectively impacted gross margin by approximately 1,050 basis points. We expect these challenges to be resolved as we continue making progress with our ERP implementation, and over time we expect this segment to deliver gross margin of around 30% based on the strength of pricing within backlog.

BASX

	Three Months Ended
(in thousands)	September 30, 2025	June 30, 2025	September 30, 2024
Net sales	$75,244	$67,982	$63,133

Gross profit	$20,300	$18,983	$17,618
Gross profit margin	27.0%	27.9%	27.9%

Net sales for the BASX segment increased 19.2% to $75.2 million, up from $63.1 million in the prior-year period. Stronger demand for data center equipment was the primary driver of the year-over-year increase, as the data center market continues to demonstrate exceptional strength. Initial production from our new Memphis facility played a key role in driving growth.

Gross margin at the segment was 27.0%, down from 27.9% in the prior-year period. The modest year-over-year contraction primarily reflects higher indirect warehouse personnel costs associated with operating the Redmond, Oregon, facility near full capacity. Optimization efforts at this facility remain a focus and are expected to accelerate as the Memphis facility continues to ramp up.

Balance Sheet & Cash Flow

As of September 30, 2025, the company had cash, cash equivalents and restricted cash of $2.3 million and a balance on its revolving credit facility of $360.1 million. Rebecca Thompson, AAON CFO and Treasurer, commented, “Overall, our financial position remains strong. We anticipate cash flow from operations will turn significantly positive in the fourth quarter as working capital becomes a source of cash, reflecting payments received on a large order that was recently delivered. This gives us flexibility to continue to focus on our investment in growth for the future with capital expenditure plans of $180.0 million in 2025.”

Backlog

	September 30, 2025	June 30, 2025	September 30, 2024
	(in thousands)
AAON-branded products	$423,316	$494,214	$239,067
BASX-branded products*	896,824	623,423	408,627
	$1,320,140	$1,117,637	$647,694
*Adjusted for replacement purchase orders received in July related to administrative processing.

Total backlog increased year-over-year 103.8% to $1,320.1 million, and 18.1% quarter-over-quarter. BASX-branded backlog drove the growth, increasing 119.5% from a year ago and 43.9% from the previous quarter. Our growing backlog and robust order activity demonstrate that we are capturing meaningful market share as customers prioritize high-performance, efficient, and reliable infrastructure. A meaningful part of the BASX-branded backlog is slated for production at the Memphis facility, which will support a steady ramp in production next year. AAON-branded equipment backlog increased 77.1% year-over-year but declined sequentially by 14.3%, reflecting the impressive increase in production output. Despite softness in the nonresidential construction market, bookings for the quarter remained strong and roughly flat compared to the prior-year period, indicating that we are continuing to gain meaningful market share.

2025 Outlook

	Current	Prior
Metric		FY25

YoY Sales Growth	Mid Teens	Low Teens

Gross Profit Margin	28.0%-28.5%	28.0%-29.0%

Non-GAAP adjusted SG&A as a % of sales	16.5%-17.0%	16.5%-17.0%

Conference Call

The company will host a conference call and webcast this morning at 9:00 a.m. EST to discuss the third quarter of 2025 results and outlook. The conference call will be accessible via dial-in for those who wish to participate in Q&A as well as a listen-only webcast. The dial-in is accessible at 1-888-880-3330. To access the listen-only webcast, please register at https://app.webinar.net/VPoq6npx4e2. On the next business day following the call, a replay of the call will be available on the company’s website at https://aaon.com/investors.

About AAON

Founded in 1988, AAON is a global leader in HVAC solutions for commercial, industrial and data center indoor environments. The company's industry-leading approach to designing and manufacturing highly configurable and custom-made equipment to meet exact needs creates a premier ownership experience with greater efficiency, performance and long-term value. Its highly engineered equipment is sold under the AAON and BASX brands. AAON is headquartered in Tulsa, Oklahoma, where its world-class innovation center and testing lab allows AAON engineers to continuously push boundaries and advance the industry. For more information, please visit www.aaon.com.

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “expects”, “anticipates”, “intends”, “plans”, “believes”, “seeks”, “estimates”, “should”, “will”, and variations of such words and similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions, which are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. We undertake no obligations to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise. Important factors that could cause results to differ materially from those in the forward-looking statements include (1) the timing and extent of changes in raw material and component prices, (2) the effects of fluctuations in the commercial/industrial new construction market, (3) the timing and extent of changes in interest rates, as well as other competitive factors during the year, and (4) general economic, market or business conditions. For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in any forward-looking statements, see “Risk Factors” and “Forward Looking Statements” in AAON’s Annual Report on Form 10-K for the most recent fiscal year, as may be revised and updated by AAON’s Quarterly Reports on Form 10-Q, and AAON’s Current Reports on Form 8-K.

Contact Information

Joseph Mondillo
Director of Investor Relations & Corporate Strategy
Phone: (617) 877-6346
Email: joseph.mondillo@aaon.com

AAON, Inc. and Subsidiaries
Consolidated Statements of Income
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2025	2024	2025	2024
	(in thousands, except share and per share data)
Net sales	$384,238	$327,252	$1,017,859	$902,917
Cost of sales	277,377	213,094	741,905	583,423
Gross profit	106,861	114,158	275,954	319,494
Selling, general and administrative expenses	63,230	48,637	173,670	139,820
Gain on disposal of assets	36	1	(4)	(15)
Income from operations	43,595	65,520	102,288	179,689
Interest expense, net	(5,153)	(1,091)	(11,964)	(1,697)
Other income, net	—	81	106	333
Income before taxes	38,442	64,510	90,430	178,325
Income tax provision	7,660	11,885	14,869	34,456
Net income	$30,782	$52,625	$75,561	$143,869
Earnings per share:
Basic	$0.38	$0.65	$0.93	$1.77
Diluted	$0.37	$0.63	$0.91	$1.72
Cash dividends declared per common share:	$0.10	$0.08	$0.30	$0.24
Weighted average shares outstanding:
Basic	81,543,105	81,089,476	81,485,914	81,448,413
Diluted	82,952,049	83,107,077	83,086,858	83,579,989

AAON, Inc. and Subsidiaries
Segment Net Sales and Profit
(Unaudited)

	Three Months Ended		Nine months ended
	September 30, 2025	September 30, 2024	September 30, 2025	September 30, 2024
	(in thousands)		(in thousands)
AAON Oklahoma
External sales	$238,748	$228,887	$585,706	$664,754
Inter-segment sales	9,737	1,238	18,894	4,220
Eliminations	(9,737)	(1,238)	(18,894)	(4,220)
Net sales	238,748	228,887	585,706	664,754
Cost of sales[1]	163,519	144,768	421,621	418,354
Gross profit	75,229	84,119	164,085	246,400
AAON Coil Products
External sales	$70,246	$35,232	$222,734	$90,852
Inter-segment sales	8,263	12,292	20,542	30,565
Eliminations	(8,263)	(12,292)	(20,542)	(30,565)
Net sales	70,246	35,232	222,734	90,852
Cost of sales[1]	58,914	22,811	166,054	57,133
Gross profit	11,332	12,421	56,680	33,719
BASX
External sales	$75,244	$63,133	$209,419	$147,311
Inter-segment sales	26	40	576	262
Eliminations	(26)	(40)	(576)	(262)
Net sales	75,244	63,133	209,419	147,311
Cost of sales[1]	54,944	45,515	154,230	107,936
Gross profit	20,300	17,618	55,189	39,375
Consolidated gross profit	$106,861	$114,158	$275,954	$319,494
[1] Presented after intercompany eliminations.

The reconciliation between consolidated gross profit to consolidated income from operations is as follows:
Consolidated gross profit	$106,861	$114,158	$275,954	$319,494
Less: Selling, general and administrative expenses	63,230	48,637	173,670	139,820
Add: Gain (loss) on disposal of assets	(36)	(1)	4	15
Consolidated income from operations	$43,595	$65,520	$102,288	$179,689

AAON, Inc. and Subsidiaries
Consolidated Balance Sheets
(Unaudited)
	September 30, 2025	December 31, 2024
Assets	(in thousands, except share and per share data)
Current assets:
Cash and cash equivalents	$1,041	$14
Restricted cash	1,226	6,500
Accounts receivable, net	266,238	147,434
Income tax receivable	25,508	4,115
Inventories, net	250,511	187,420
Contract assets, net	207,140	135,421
Prepaid expenses and other	7,668	7,308
Total current assets	759,332	488,212
Property, plant and equipment, net	591,652	510,356
Intangible assets, net and goodwill	163,886	160,152
Right of use assets	17,050	15,436
Deferred tax assets	—	836
Other long-term assets	2,151	242
Total assets	$1,534,071	$1,175,234

Liabilities and Stockholders' Equity
Current liabilities:
Debt, short-term	$—	$16,000
Accounts payable	109,740	44,645
Accrued liabilities	120,468	99,347
Contract liabilities	19,974	14,913
Total current liabilities	250,182	174,905
Debt, long-term	360,142	138,891
Deferred tax liabilities	22,199	—
Other long-term liabilities	22,205	20,743
New market tax credit obligation	16,233	16,113
Commitments and contingencies
Stockholders' equity:
Preferred stock, $.001 par value, 5,000,000 shares authorized, no shares issued	—	—
Common stock, $.004 par value, 200,000,000 shares authorized, 81,593,092 and 81,436,594 issued and outstanding at September 30, 2025 and December 31, 2024, respectively	326	326
Additional paid-in capital	56,350	68,946
Retained earnings	806,434	755,310
Total stockholders' equity	863,110	824,582
Total liabilities and stockholders' equity	$1,534,071	$1,175,234

AAON, Inc. and Subsidiaries
Consolidated Statements of Cash Flows
(Unaudited)
	Nine Months Ended September 30,
	2025	2024
Operating Activities	(in thousands)
Net income	$75,561	$143,869
Adjustments to reconcile net income to net cash (used in) provided by operating activities:
Depreciation and amortization	58,838	45,185
Amortization of debt issuance costs	250	111
Amortization of right of use assets	118	133
Provision for credit losses on accounts receivable, net of adjustments	92	815
Provision for credit losses on contract assets, net of adjustments	200	—
Provision for excess and obsolete inventories, net of write-offs	1,025	1,848
Share-based compensation	13,421	12,814
Other	(32)	(19)
Deferred income taxes	23,035	(4,112)
Changes in assets and liabilities:
Accounts receivable	(118,896)	(6,513)
Income taxes	(21,393)	(2,295)
Inventories	(64,116)	33,953
Contract assets	(71,919)	(49,926)
Prepaid expenses and other long-term assets	(771)	(304)
Accounts payable	59,891	1,733
Contract liabilities	5,061	2,634
Extended warranties	431	1,249
Accrued liabilities and other long-term liabilities	20,420	10,512
Net cash (used in) provided by operating activities	(18,784)	191,687
Investing Activities
Capital expenditures	(128,067)	(99,371)
Proceeds from sale of property, plant and equipment	275	21
Acquisition of intangible assets	(10,868)	(14,436)
Principal payments from note receivable	37	38
Net cash used in investing activities	(138,623)	(113,748)
Financing Activities
Borrowings of debt	658,458	410,503
Payments of debt	(453,449)	(393,154)
Proceeds from financing obligation, net of issuance costs	—	4,186
Payment related to financing costs	(1,395)	(417)
Stock options exercised	13,275	25,645
Repurchases of stock - open market	(29,992)	(100,034)
Repurchases of stock - LTIP plans	(9,300)	(7,455)
Cash dividends paid to stockholders	(24,437)	(19,571)
Net cash provided by (used in) financing activities	153,160	(80,297)
Net (decrease) increase in cash, cash equivalents and restricted cash	(4,247)	(2,358)
Cash, cash equivalents and restricted cash, beginning of period	6,514	9,023
Cash, cash equivalents and restricted cash, end of period	$2,267	$6,665

Use of Non-GAAP Financial Measures

To supplement the company’s consolidated financial statements presented in accordance with generally accepted accounting principles (“GAAP”), additional non-GAAP financial measures are provided and reconciled in the following tables. The company believes that these non-GAAP financial measures, when considered together with the GAAP financial measures, provide information that is useful to investors in understanding period-over-period operating results. The company believes that this non-GAAP financial measure enhances the ability of investors to analyze the company’s business trends and operating performance as they are used by management to better understand operating performance. Since adjusted net income, adjusted net income per diluted share, EBITDA, adjusted EBITDA, and adjusted EBITDA margin are non-GAAP measures and are susceptible to varying calculations, adjusted net income, adjusted net income per diluted share, EBITDA, adjusted EBITDA, and adjusted EBITDA margin, as presented, may not be directly comparable with other similarly titled measures used by other companies.

Non-GAAP Adjusted Net Income

The company defines non-GAAP adjusted net income as net income adjusted for any infrequent events, such as litigation settlements, net of profit sharing and tax effect, in the periods presented.

The following table provides a reconciliation of net income (GAAP) to non-GAAP adjusted net income for the periods indicated:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2025	2024	2025	2024
	(in thousands)
Net income, a GAAP measure	$30,782	$52,625	$75,561	$143,869
Memphis incentive fee[1]	—	—	6,105	—
Profit sharing effect[2]	—	—	(519)	—
Tax effect	—	—	(1,369)	—
Non-GAAP adjusted net income	$30,782	$52,625	$79,778	$143,869
Non-GAAP adjusted earnings per diluted share	$0.37	$0.63	$0.96	$1.72
[1]The incentive fee relates to fees payable to our real estate broker associated with the acquisition of our Memphis, Tenn. plant for a percentage of the incentives awarded to us by various entities.
[2]Profit sharing effect of the Memphis incentive fee in the respective period.

EBITDA

EBITDA (as defined below) is presented herein and reconciled from the GAAP measure of net income because of its wide acceptance by the investment community as a financial indicator of a company's ability to internally fund operations. The company defines EBITDA as net income, plus (1) depreciation and amortization, (2) interest expense (income), net and (3) income tax expense. EBITDA is not a measure of net income or cash flows as determined by GAAP. EBITDA margin is defined as EBITDA as a percentage of net sales.

The company’s EBITDA measure provides additional information which may be used to better understand the company’s operations. EBITDA is one of several metrics that the company uses as a supplemental financial measurement in the evaluation of its business and should not be considered as an alternative to, or more meaningful than, net income, as an indicator of operating performance. Certain items excluded from EBITDA are significant components in understanding and assessing a company's financial performance. EBITDA, as used by the company, may not be comparable to similarly titled measures reported by other companies. The company believes that EBITDA is a widely followed measure of operating performance and is one of many metrics used by the company’s management team and by other users of the company’s consolidated financial statements.

Adjusted EBITDA is calculated as EBITDA adjusted by items in non-GAAP adjusted net income, above, except for taxes, as taxes are already excluded from EBITDA.

The following table provides a reconciliation of net income (GAAP) to EBITDA (non-GAAP) and Adjusted EBITDA (non-GAAP) for the periods indicated:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2025	2024	2025	2024
	(in thousands)
Net income, a GAAP measure	$30,782	$52,625	$75,561	$143,869
Depreciation and amortization	19,959	17,262	58,838	45,185
Interest expense, net	5,153	1,091	11,964	1,697
Income tax expense	7,660	11,885	14,869	34,456
EBITDA, a non-GAAP measure	$63,554	$82,863	$161,232	$225,207
Memphis incentive fee[1]	—	—	6,105	—
Profit sharing effect[2]	—	—	(519)	—
Adjusted EBITDA, a non-GAAP measure	$63,554	$82,863	$166,818	$225,207
Adjusted EBITDA margin	16.5%	25.3%	16.4%	24.9%
[1]The incentive fee relates to fees payable to our real estate broker associated with the acquisition of our Memphis, Tenn. plant for a percentage of the incentives awarded to us by various entities.
[2]Profit sharing effect of the Memphis incentive fee in the respective period.

Non-GAAP Adjusted Selling, General and Administrative Expenses

The following table provides a reconciliation of selling, general and administrative expenses (GAAP) to adjusted selling, general and administrative expenses (non-GAAP) for the periods indicated:

	Q1 2024	Q2 2024	Q3 2024	Q4 2024	2024
	(in thousands)
Non-GAAP Adjusted Selling, General and Administrative Expenses
SG&A, a GAAP measure	$45,288	$45,895	$48,637	$48,194	$188,014
Memphis Incentive Fee	—	—	—	—	—
Profit Sharing effect	—	—	—	—	—
Non-GAAP adjusted SG&A expenses	$45,288	$45,895	$48,637	$48,194	$188,014
As a percent of sales	17.3%	14.6%	14.9%	16.2%	15.7%

	Q1 2025	Q2 2025	Q3 2025
	(in thousands)
SG&A, a GAAP measure	$51,293	$59,147	63,230
Memphis Incentive Fee	2,700	3,405	—
Profit Sharing effect	(230)	(289)	—
Non-GAAP adjusted SG&A expenses	$48,823	$56,031	$63,230
As a percent of sales	15.2%	18.0%	16.5%